Exhibit 4.x

THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAW, AND MAY NOT BE OFFERED FOR SALE OR SOLD UNLESS A REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS SHALL BE EFFECTIVE WITH RESPECT THERETO, OR AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS IS AVAILABLE IN CONNECTION WITH SUCH OFFER OR SALE.

THIS INSTRUMENT CONTAINS A CONFESSION OF JUDGMENT PROVISION WHICH CONSTITUTES A WAIVER OF IMPORTANT RIGHTS YOU MAY HAVE AS A DEBTOR AND ALLOWS THE CREDITOR TO OBTAIN A JUDGMENT AGAINST YOU WITHOUT ANY FURTHER NOTICE

6% SECURED CONVERTIBLE NOTE

Thompson, Pennsylvania

$1,070,000.00	DECEMBER 16, 2014

1. Obligation. For value received and intending to be legally bound, Nymox Pharmaceutical Corporation, a corporation formed under the Canada Business Corporations Act (collectively with all subsidiaries, successors and assigns, "Maker"), hereby promises to pay on or before the Due Date (as defined below) to the order of Cantone Asset Management, LLC (including its successors and assigns, collectively, the "Payee"), the principal sum of ONE MILLION SEVENTY THOUSAND Dollars ($1,070,000.00), lawful money of the United States of America together with interest thereon in the amount of six percent annual simple interest (the “Rate”) on the terms and conditions stated in this Note. The principal sum added to the accrued but unpaid interest (including Default Interest, defined below) is referred to in this Note as the "Amount Due." Any term capitalized herein and not defined shall have the same meaning as in the Loan and Security Agreement between the Maker and the Payee of even date.

The payments under this Note shall be made in funds immediately available to Payee at its office at Thompson, Pennsylvania, or at such other location as the Payee shall designate. In the event the due date of any payment under this Note is a Saturday, Sunday or legal holiday in the Commonwealth of Pennsylvania, such payment shall be due on the next succeeding date which is not a Saturday, Sunday or such legal holiday, provided that the principal sum shall continue to accrue interest until paid.

Maker will pay interest at the Rate quarterly, in arrears, with the first payment of interest due February 1, 2015 for the period from the date of this Note to January 31, 2015, with payments due February 1, May 1, August 1 and November 1 thereafter, and will continue until the Amount Due is paid in full. If any payment of interest is not paid when due, interest will accrue at the rate of 18% (the “Default Rate”), retroactive to the last interest payment due date. Interest payable at the Default Rate shall be known as “Default Interest” under this Note.

In addition, Maker will pay the Payee an administrative fee of 2% per annum on the outstanding principal amount, calculated quarterly and paid at the same time that the Payee pays interest on this Note.

The Amount Due is due and payable on or before December 16, 2017 (the “Due Date”). If the Maker fails to pay the Amount Due on the Due Date, Default Interest at the Default Rate will begin to accrue until the Amount Due is paid in full.

2. Prepayment. Maker may prepay all of the Amount Due without premium or penalty, under the conditions described in this section. Maker must give the Lender thirty (30) days written notice of prepayment (a “Prepayment Notice”). The Maker may only prepay the Amount Due if the per share closing sale price in its principal market of the Common Stock of Maker is at least 200% of the Conversion Price (as defined below) for twenty (20) consecutive trading days prior to the date of the Prepayment Notice, and the average daily volume of the Nymox common stock for the fifty (50) trading days prior to the date of the Prepayment Notice must be a minimum of 100,000 shares per day. In addition, the Maker may only prepay the Amount Due if the Maker has filed a registration statement with the Securities and Exchange Commission and such registration statement is then effective for the registration of all the shares into which this Note may be converted (“Conversion Shares”).

3. Application of Payments. All payments on this Note shall be applied first to interest at the Rate, then Default Interest, then all other sums due hereunder, and the balance thereof to principal or in such other order as Payee may elect.

4. Late Charge. If any payment of interest payable under Section 1, above is not made by the fifteenth day of the month in which it is due, or if the Amount Due is not paid when due under the terms of this Note and remains unpaid ten (10) days after the Due Date, then, in either case, there shall also be immediately due and payable a late charge at the rate of Five Percent (5%) of such delinquent payment. The amount of any such late charge not paid promptly following demand therefor shall be deemed outstanding and payable pursuant to the Note.

5. Conversion of Note. This Note shall be convertible into shares of the Maker’s common stock on the terms and conditions of this Section 5. The shares issuable upon conversion of this Note are referred to collectively as the “Conversion Shares.”

(a) Conversion Right. Subject to the provisions of Section 5(d), at any time or times on or after the Issuance Date, the Holder shall be entitled to convert any Conversion Amount (as defined in Section 5(b)(i)) into fully paid and nonassessable Conversion Shares in accordance with Section 5(c), at the Conversion Rate (as defined in Section 5(b)). The Maker shall not issue any fractional Conversion Shares upon any conversion. If the issuance would result in the issuance of a fractional Conversion Share, then the Maker shall round such fractional Conversion Share up to the next whole Conversion Share. (For example, 999.1 shares shall be rounded up to 1,000 shares.) The Maker shall pay any and all expenses of issuance, including transfer, stamp and similar taxes that may be payable with respect to the issuance and delivery of Conversion Shares.

(b) Conversion Rate. The number of Conversion Shares issuable upon conversion of any Conversion Amount shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price (the “Conversion Rate”).

(i) “Conversion Amount” means the sum of (A) the amount of outstanding Principal to be converted with respect to which this determination is made, plus (B) the amount of accrued and unpaid Interest with respect to such Principal.

(ii) “Conversion Price” is $0.533 per share, subject to adjustment for any capital changes such as a stock split, reverse stock split, or stock dividend.

(c) Mechanics of Conversion.

(i)

To convert any Conversion Amount into Conversion Shares on any date (a “Conversion Date”), the Holder shall (A) transmit by facsimile (or otherwise deliver), for receipt on or before 5:00 p.m., New York Time, on such date, a copy of an executed notice of conversion in the form attached as Exhibit I (the “Conversion Notice”) to the Maker and (B) surrender this Note to a common carrier for delivery to the Maker as soon as practicable on or following such date (or provide an indemnification undertaking acceptable to the Maker with respect to this Note in the case of its loss, theft or destruction). On or before the second (2nd ) Business Day following the date of receipt of a Conversion Notice, the Maker shall transmit by facsimile a confirmation of receipt of such Conversion Notice to the Holder and the Maker’s transfer agent (the “Transfer Agent”). On or before the third (3rd) Trading Day following the date of receipt of a Conversion Notice, the Maker shall: (1) (x) provided that the Transfer Agent is participating in the Depository Trust Maker’s (“DTC”) Fast Automated Securities Transfer Program and provided that the Registration Condition is satisfied, credit such aggregate number of Conversion Shares to which the Holder shall be entitled to the Holder’s balance account with DTC through its Deposit/Withdrawal at Custodian system or (y) if (A) the Maker acts as its own transfer agent, or (B) the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, or (C) if the Registration Condition is not satisfied, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder, for the number of Conversion Shares to which the Holder shall be entitled. Notwithstanding anything herein to the contrary, the Maker shall not be obligated to issue any Conversion Shares until this Note is physically surrendered to the Maker, or the Holder notifies the Maker that this Note has been lost, stolen or destroyed and provides an indemnification undertaking acceptable to the Maker to indemnify the Maker from any loss incurred by it in connection therewith. If the outstanding Principal of this Note is greater than the Principal portion of the Conversion Amount being converted, then the Maker shall as soon as practicable and in no event later than four (4) Trading Days after receipt of this Note and at its own expense, issue and deliver to the Holder a new Note (in accordance with Section 15(d)) representing the outstanding Principal not converted. The Person or Persons entitled to receive the Conversion Shares issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such Conversion Shares.

(ii)

Maker’s Failure to Timely Convert. If the Maker shall fail to issue a certificate to the Holder or credit the Holder’s balance account with DTC for the number of Conversion Shares which the Maker is obligated to issue to the Holder upon conversion of any Conversion Amount on or prior to the date which is three (3) Trading Days after the Conversion Date (a “Conversion Failure”), then the Holder, upon written notice to the Maker, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any portion of this Note that has not been converted pursuant to such Conversion Notice; provided that the voiding of a Conversion Notice shall not affect the Maker’s obligations to make any payments which have accrued before the date of such notice pursuant to this Section 3(c)(ii) or otherwise. In addition to the foregoing, if within three (3) Trading Days after the Maker's receipt of the facsimile (or otherwise delivered) copy of a Conversion Notice, the Maker shall fail to issue and deliver a certificate to the Holder or credit the Holder's balance account with DTC for the number of Conversion Shares to which the Maker is obligated to issue to the Holder upon conversion of any Conversion Amount or on any date of the Maker's obligation to deliver Conversion Shares as contemplated pursuant to clause (y) below, and if on or after such Trading Day the Holder purchases (in an open market transaction or otherwise) Shares to deliver in satisfaction of a sale by the Holder of Shares issuable upon such conversion that the Holder anticipated receiving from the Maker (a "Buy-In"), then the Maker shall, within three (3) Trading Days after the Holder's request and in the Holder's discretion, either (x) pay cash to the Holder in an amount equal to the Holder's total purchase price (including brokerage commissions and other out of pocket expenses, if any) for the Shares so purchased (the "Buy-In Price"), at which point the Maker's obligation to deliver such certificate (and to issue such Common Stock) shall terminate and the applicable portion of the Note will be deemed to have been converted, or (y) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Shares and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (I) such number of Shares, times (II) the Closing Bid Price on the Conversion Date.

(iii)

Registration; Book-Entry. The Maker shall maintain a register (the “Register”) for the recordation of the names and addresses of the Holders of the Notes and the principal amount of the Notes held by such Holders (the “Registered Notes”), if this Note or any portion shall be transferred. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error. The Maker and the Holders of the Notes shall treat each Person whose name is recorded in the Register as the owner of a Note for all purposes, including, without limitation, the right to receive payments of Principal and Interest hereunder, notwithstanding notice to the contrary. Subject to compliance with any requirements of applicable federal and state securities laws and regulations and the provisions of Sections 2(f) and 2(g) of the Purchase Agreement: (A) a Holder may assign or sell a Registered Note in whole or in part only by registration of such assignment or sale on the Register; and (B) upon its receipt of a request to assign or sell all or part of any Registered Note by a Holder, the Maker shall record the information contained therein in the Register and issue one or more new Registered Notes in the same aggregate principal amount as the principal amount of the surrendered Registered Note to the designated assignee or transferee pursuant to Section 15.

(iv)

Pro Rata Conversion; Disputes. In the event that the Maker receives a Conversion Notice from more than one Holder of the Notes for the same Conversion Date and the Maker can convert some, but not all, of such portions of the Notes submitted for conversion, the Maker, subject to Section 3(d), shall convert from each Holder of the Notes electing to have Notes converted on such date a pro rata amount of such Holder’s portion of its Notes submitted for conversion based on the principal amount of Notes submitted for conversion on such date by such Holder relative to the aggregate principal amount of all the Notes submitted for conversion on such date. In the event of a dispute as to the number of Conversion Shares issuable to the Holder in connection with a conversion of this Note, the Maker shall issue to the Holder the number of Conversion Shares not in dispute and resolve such dispute in accordance with Section 20.

(d)	Limitations on Conversions; Beneficial Ownership.

(i)

Notwithstanding anything in this Note to the contrary, the Maker shall not effect any conversion of this Note, and the Holder of this Note shall not have the right to convert any portion of this Note pursuant to Section 5(a), to the extent that after giving effect to such conversion, the Holder (together with the Holder’s Affiliates) would (A) beneficially own in excess of 4.99% (the “Maximum Percentage”) of the number of Shares outstanding immediately after giving effect to such conversion, or (B) control in excess of the Maximum Percentage of the total voting power of the Maker’s securities outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the number of Shares beneficially owned by the Holder and its Affiliates shall include the number of Shares issuable upon conversion of this Note with respect to which the determination of such sentence is being made, but shall exclude the number of Shares which would be issuable upon (A) conversion of the remaining, nonconverted portion of this Note beneficially owned by the Holder or any of its Affiliates and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Maker subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates. Except as set forth in the preceding sentence, for purposes of this Section 3(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For purposes of this Section 3(d), in determining the number of outstanding Shares, the Holder may rely on the number of outstanding Shares as reflected in (1) the Maker’s most recent Form 10-K, Form 10-Q, Form 8-K or other public filing with the Securities and Exchange Commission, as the case may be, (2) a more recent public announcement by the Maker or (3) any other notice by the Maker or the Transfer Agent (if any) setting forth the number of Shares outstanding. For any reason at any time, upon the written request of the Holder, the Maker shall within two (2) Business Days confirm orally and in writing to the Holder the number of Shares then outstanding. In any case, the number of outstanding Shares shall be determined after giving effect to the conversion or exercise of securities of the Maker, including this Note, by the Holder or its Affiliates since the date as of which such number of outstanding Shares was reported. By written notice to the Maker, the Holder may increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% specified in such notice; provided that (x) any such increase or decrease will not be effective until the sixty-first (61st) day after such notice is delivered to the Maker, and (y) any such increase or decrease will apply only to the Holder and not to any other Holder of Notes.

(ii)

The Maker shall not be obligated to issue any Conversion Shares upon conversion of this Note if the issuance of such shares would exceed the aggregate number of Shares which the Maker may issue upon conversion of the Notes without breaching the Maker’s obligations under the rules or regulations of the Principal Market or any other Eligible Market on which the Conversion Stock is then quoted or listed (the “Exchange Cap”), except that such limitation shall not apply in the event that the Maker (A) obtains the approval of its shareholders as required by the applicable rules of the Principal Market (or such Eligible Market, as applicable) for issuances of Shares in excess of such amount or (B) obtains a written opinion from outside counsel to the Maker that such approval is not required, which opinion shall be reasonably satisfactory to the Agent. Unless such approval or written opinion is obtained, no Holder of the Notes shall be issued in the aggregate upon conversion of Notes, Conversion Shares in an amount greater than the product of the Exchange Cap multiplied by a fraction, the numerator of which is the sum of the aggregate Original Principal Amount of the Notes purchased by such Holder of outstanding Notes and the denominator of which is the sum of the aggregate Original Principal Amount of the Notes purchased by all Holders of outstanding Notes (with respect to each Holder, the

“Exchange Cap Allocation”). In the event that any Holder shall sell or otherwise transfer any of such Holder’s Notes, the transferee shall be allocated a pro rata portion of such Holder’s Exchange Cap Allocation, and the restrictions of the prior sentence shall apply to such transferee with respect to the portion of the Exchange Cap Allocation allocated to such transferee. In the event that any Holder of Notes shall convert all of such Holder’s Notes into a number of Conversion Shares which, in the aggregate, is less than such Holder’s Exchange Cap Allocation, then the difference between such Holder’s Exchange Cap Allocation and the number of Conversion Shares actually issued to such Holder shall be allocated to the respective Exchange Cap Allocations of the remaining Holders of Notes on a pro rata basis in proportion to the aggregate Outstanding Principal amount of the Notes then held by each such Holder.

6. Collateral. The Payment of the Amount Due on the Due Date shall be secured by a first lien on all of the assets of Maker, wherever located, to be evidenced by a filing of a financing statement with the Province of Quebec and in any other jurisdiction in which the Maker’s assets are now, or shall become, located while this Note is outstanding.

7. Default; Acceleration; Remedies.

a. Should there occur any Default (as defined below in Section 7 (b), then Payee, at its option and without notice to Maker, may declare immediately due and payable the entire unpaid balance of Amount Due and accrued interest by Maker hereunder, together with interest accrued thereon at the Rate to the date of Default and thereafter at a rate of interest equal to the highest rate of interest allowable under the laws of the State of New Jersey (the "Default Rate"), anything herein to the contrary notwithstanding. Payment of the Amount Due may be enforced and recovered in whole or in part at any time by one or more of the remedies provided Payee in this Note. If Payee employs counsel to enforce this Note by suit or otherwise, Maker will reimburse Payee for all costs of suit and other expenses in connection therewith, whether or not suit is actually instituted, together with a reasonable attorney's fee for collection of Ten Percent (10%) of the total amount then due by Maker to Payee but in no event less than five Thousand Dollars ($5,000.00) together, to the extent permitted by applicable law, with interest on any judgment obtained by Payee at the Default Rate, including interest at the Default Rate from and after the date of execution, judicial or foreclosure sale until actual payment is made to Payee of the full amount due Payee.

b. As used in this Note, "Default" shall occur immediately upon the happening to or by Maker of any of the following events:

(1) Any default in the payment when due of interest or the Amount Due on the Due Date, or any other sums due, under this Note, which default is not cured within ten (10) days after the due date of such payment;

(2) Any default in the performance of any of the provisions of this Note, which is not cured within ten (10) days;

(3) Any default in any other indebtedness of the Maker, which default is not cured within ten (10) days of the date of such default;

(4) The making of any misrepresentation to Payee;

(5) The calling of a meeting of creditors;

(6) The appointment of a committee of creditors;

(7) An assignment or offer of settlement for the benefit of creditors;

(8) The voluntary or involuntary application for, or appointment of, a receiver, custodian, guardian, trustee, or other personal representative for Maker or its property;

(9) The filing of a voluntary or involuntary petition under any of the provisions of the Federal Bankruptcy Code or any similar state statute;

(10) The occurrence of any other act of insolvency (however expressed or indicated);

(11) The issuance of a warrant of attachment or for distraint, or the notice of tax lien;

(12) An entry of judgments;

(13) The failure to pay, withhold, collect or remit any taxes or tax deficiency when assessed or due;

(14) The general failure to pay debts and obligations as the same become due and payable.

8. Remedies Cumulative, Etc.

a. The remedies of Payee provided in this Note shall be cumulative and concurrent, may be pursued singly, successively, or together at the sole discretion of Payee, and may be exercised as often as occasion therefor shall occur; and the failure to exercise any such right or remedy shall in no event be construed as a waiver or release thereof.

b. The recovery of any judgment by Payee shall not affect in any manner or to any extent any rights, remedies or powers of Payee under this Note, but such rights, remedies and powers of Payee shall continue unimpaired as before. The exercise by Payee of its rights and remedies and the entry of any judgment by Payee shall not adversely affect in any way the interest rate payable hereunder on any amounts due to Payee but interest shall continue to accrue on such amounts at the rates specified herein.

c. Maker agrees that any action or proceeding against it to enforce this Note may be commenced in the Superior Court of any county in the Commonwealth of Pennsylvania, or in any federal court in the Commonwealth of Pennsylvania. Maker also consents to venue in any federal court having subject matter jurisdiction located in the Commonwealth of Pennsylvania. The provisions of this Section shall not limit or otherwise affect the right of Payee to institute and conduct action in any other appropriate manner, jurisdiction or court.

9. Additional Waivers. Maker hereby waives presentment for payment, demand, demand for payment, notice of demand, notice of nonpayment or dishonor, notice of acceleration, protest and notice of protest of this Note, and all other notices in connection with the delivery, acceptance, performance, default or enforcement of the payment of the Note. Maker agrees that its liability shall be unconditional without regard to the liability of any other party, and shall not be affected in any manner by any indulgence, extension of time, renewal, waiver or modification granted or consented to by Payee. Maker consents to any and all extensions of time, renewals, waivers or modifications that may be granted by Payee with respect to payment or other provisions of this Note.

10. CONFESSION OF JUDGMENT.

(a) MAKER, BEING FULLY AWARE OF THE RIGHT TO NOTICE AND AN OPPORTUNITY FOR HEARING UNDER THE RESPECTIVE CONSTITUTIONS AND LAWS OF THE UNITED STATES AND THE COMMONWEALTH OF PENNSYLVANIA CONCERNING THE VALIDITY OF ANY AND ALL CLAIMS THAT MAY BE ASSERTED AGAINST MAKER BY PAYEE BEFORE A JUDGMENT CAN BE ENTERED HEREUNDER OR BEFORE EXECUTION MAY BE LEVIED ON SUCH JUDGMENT AGAINST ANY AND ALL PROPERTY OF MAKER, HEREBY INTENTIONALLY, VOLUNTARILY AND UNCONDITIONALLY WAIVES THESE RIGHTS AND AGREES AND CONSENTS TO JUDGMENT BEING ENTERED BY CONFESSION IN ACCORDANCE WITH THE TERMS HEREOF AND EXECUTION BEING LEVIED ON SUCH JUDGMENT AGAINST ANY AND ALL PROPERTY OF MAKER, IN EACH CASE WITHOUT FIRST GIVING NOTICE AND THE OPPORTUNITY TO BE HEARD ON THE VALIDITY OF THE CLAIM OR CLAIMS UPON WHICH SUCH JUDGMENT IS ENTERED.

(b) MAKER, TO THE EXTENT PERMITTED BY LAW, AND WITHOUT FURTHER CONSENT OF OR NOTICE TO MAKER, HEREBY IRREVOCABLY AND UNCONDITIONALLY AUTHORIZES THE PROTHONOTARY, CLERK OF COURT, OR ANY ATTORNEY OR ANY COURT OF RECORD IN THE COMMONWEALTH OF PENNSYLVANIA, OR ANY OTHER JURISDICTION, AS ATTORNEY FOR MAKER, TO APPEAR FOR MAKER IN SUCH COURT AND CONFESS JUDGMENT AGAINST MAKER AND IN FAVOR OF PAYEE, ITS SUCCESSORS AND ASSIGNS, AT ANY TIME FOLLOWING THE OCCURRENCE OF AN EVENT OF DEFAULT HEREUNDER FOR ALL OR ANY PORTION OF THE UNPAID BALANCE OF ALL PRINCIPAL INDEBTEDNESS HEREUNDER, TOGETHER WITH UNPAID INTEREST AND ATTORNEYS' FEES NOT TO EXCEED 5% OF THE UNPAID BALANCE OF SUCH INDEBTEDNESS (BUT IN ANY EVENT NOT LESS THAN ONE THOUSAND ($1,000.00) DOLLARS), WITH COSTS OF SUIT AND RELEASE OF ALL ERRORS, AND WAIVER OF ANY RIGHT TO A STAY OF EXECUTION, FOR WHICH THIS NOTE OR A VERIFIED COPY HEREOF SHALL BE SUFFICIENT WARRANT. THE AUTHORITY TO ENTER JUDGMENT SHALL NOT BE EXHAUSTED BY ONE EXERCISE HEREOF, BUT, TO THE EXTENT PERMITTED BY LAW, SHALL CONTINUE FROM TIME

TO TIME UNTIL FULL PAYMENT OF ALL INDEBTEDNESS. THE FOREGOING RIGHT AND REMEDY IS IN ADDITION TO AND NOT IN LIEU OF ANY OTHER RIGHT OR REMEDY AVAILABLE TO PAYEE UNDER THIS NOTE OR OTHERWISE.

(c) MAKER AGREES THAT MAKER IS WELL INFORMED ABOUT THIS CONFESSION OF JUDGMENT CLAUSE. MAKER UNDERSTANDS THAT IF MAKER FAILS TO MAKE PAYMENT WHEN DUE OR FAILS TO PERFORM OR ADHERE TO THE TERMS AND CONDITIONS OF THIS NOTE, PAYEE CAN PROCEED UNDER THE CONFESSION OF JUDGMENT CLAUSE TO TAKE MAKER'S PROPERTY FROM MAKER (INCLUDING, BUT NOT LIMITED TO, REAL ESTATE, BANK ACCOUNTS, STOCKS AND BONDS, PERSONAL PROPERTY, ETC.) WITHOUT ANY PRIOR NOTICE TO MAKER OR HEARING BY THE COURT HAVING JURISDICTION. MAKER HAS CONSULTED WITH INDEPENDENT LEGAL COUNSEL PRIOR TO SIGNING THIS NOTE REGARDING THE TERMS AND CONDITIONS OF THIS NOTE, AND SPECIFICALLY REGARDING THE EFFECT OF THIS CONFESSION OF JUDGMENT CLAUSE. MAKER HAS READ AND UNDERSTANDS THIS CONFESSION OF JUDGMENT CLAUSE AND VOLUNTARILY AND KNOWINGLY SIGNS THIS NOTE CONTAINING THE CONFESSION OF JUDGMENT CLAUSE.

11. Costs and Expenses. Maker shall pay upon demand all reasonable costs and expenses incurred by Payee in the exercise of any of its rights, remedies or powers under this Note and any amount thereof not paid promptly following demand therefor shall be added to the principal sum hereunder and shall bear interest at the Default Rate from the date of such demand until paid in full.

12. Severability. If any provision of this Note is held to be invalid or unenforceable by a court of competent jurisdiction, the other provisions of this Note shall remain in full force and effect and shall be liberally construed in favor of Payee in order to effectuate the provisions of this Note.

13. Limitation of Interest to Maximum Lawful Rate. In no event shall the rate of interest payable hereunder exceed the maximum rate of interest permitted to be charged by applicable law (including choice of law rules) and any interest paid in excess of the permitted rate shall be refunded to Maker. Such refund shall be made by application of the excessive amount of interest paid against any sums outstanding under this Note and shall be applied on such order as Payee may determine. If the excessive amount of interest paid exceeds the sums outstanding under this Note, the portion exceeding the sums outstanding under this Note shall be refunded in cash by Payee. Any such crediting or refund shall not cure or waive any default by Maker hereunder. Maker agrees, however, that in determining whether or not any interest payable under this Note exceeds the highest rate permitted by law, any non-principal payment, including without limitation prepayment fees and late charges, shall be deemed to the extent permitted by law to be an expense, fee, premium or penalty rather than interest.

14. Limitation on Payee's Waivers. Payee shall not be deemed, by any act or omission or commission, to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by Payee, and then only to the extent specifically set forth in the writing. A waiver as to one event shall not be construed as continuing or as a bar to or waiver of any right or remedy to a subsequent event.

15. No Offset. The obligations of Maker under this Note shall not be subject to any abatement or offset as a consequence of any claim, event or transaction otherwise occurring or arising between Maker, Payee and/or any affiliate of any of them, except as Maker and Payee may otherwise agree.

16. Applicable Law. This instrument shall be governed by and construed according to the laws of the Commonwealth of Pennsylvania.

17. Captions. The captions or headings of the paragraphs in this Note are for convenience only and shall not control or affect the meaning or construction of any of the terms or provisions of the Note.

18. Pronouns. Pronouns used herein shall be deemed to include the masculine, feminine or neuter, singular or plural, as their contexts may require. The words "Payee" and "Maker" shall be deemed to include the respective heirs, personal representatives, successors and assigns of Payee and Maker.

19. Construction. The language in this Agreement shall be construed as a whole according to its fair meaning, strictly neither for nor against any party, and without implying a presumption that its terms shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the person who drafted it.

20. Computation. The unpaid principal amount of this Note, the unpaid interest accrued thereon, the interest rate or rates applicable to such unpaid principal amount, the duration of such applicability, and all other Amounts Due owing by Maker to Payee pursuant to this Note shall at all times be ascertained from the records of Payee, which shall be conclusive absent manifest error.

21. Assignment. This Note may not be assigned or otherwise transferred by Maker without the prior written consent of Payee.

22. Stamp Taxes. Maker shall pay the cost of any revenue, tax or other stamps now or hereafter required by the laws of the Commonwealth of Pennsylvania (or any of its political subdivisions) or the United States of America to be affixed to this note, and if any taxes are imposed under the laws of the Commonwealth of Pennsylvania (or any of its political subdivisions) or the United States of America with respect to evidences of indebtedness, Maker shall pay or reimburse Payee upon demand the amount of such taxes without credit against any indebtedness evidenced by this Note.

23. Notices. All notices, requests, waivers, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given, made and received when hand delivered against receipt, or on the day after it is sent by United States certified or registered mail, postage prepaid, return receipt requested, by nationally recognized overnight courier service, or by facsimile, to:

If to Maker:

NYMOX PHARMACEUTICAL CORPORATION
9900 Cavendish Blvd., Suite 306
St. Laurent, Quebec, Canada, H4M 2V2
Telephone: 800-936-9669
Facsimile: 514-332-2227

If to Payee:

Cantone Asset Management, LLC
C/o Cantone Research, Inc.
766 Shrewsbury Avenue
Suite E-401
Tinton Falls, NJ 07724
Telephone: 732-450-3500
Facsimile: 732-450-3520
Attention: Anthony Cantone

Or such other address as shall be specified from time to time (in compliance with the requirements of this Section 23 for the giving of notice) by the parties entitled to receive such notices.

IN WITNESS WHEREOF, Maker, intending to be legally bound hereby, has caused this Note to be duly executed the day and year first above written.

MAKER:

NYMOX PHARMACEUTICAL CORPORATION

By:
Paul Averback, MD
President and Chief Executive Officer

EXHIBIT I

Form of Notice of Conversion

CONVERSION NOTICE

Reference is made to the 6% Convertible Secured Note (the “Note”) issued to the undersigned by Nymox Pharmaceutical Corporation (the “Company”). In accordance with and pursuant to the Note, the undersigned hereby elects to convert the amount of the outstanding Principal (as defined in the Note) of the Note indicated below into Shares, no par value (the “Shares”) of the Company, as of the date specified below. Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the Note.

1.	Date of Conversion:
2.	Amount of outstanding Principal to be converted:
3.	Amount of accrued and unpaid Interest on such outstanding Principal:
4.	Total Conversion Amount (Sum of lines 2 and 3):
5.	Please confirm the following information:
Conversion Price:
Number of Shares to be issued in respect of the Conversion Amount:

6.	Please issue the Shares into which the Note is being converted in the following name and to the following address:
Name of Holder:
Address:
Facsimile Number:
Telephone Number:

By:
Title:
Dated:
Holder Requests Delivery to be made: (check one)

[ ]	By Delivery of Physical Certificates to the Above Address
[ ]	Through Depository Trust Corporation
(Account _________________________)

ACKNOWLEDGMENT

The Company hereby acknowledges this Conversion Notice and hereby directs _________________ [the Transfer Agent, if any] to issue the above indicated number of Shares in accordance with the Transfer Agent Instructions dated ______________, 2014 from the Company and acknowledged and agreed to by ______________ [the Transfer Agent, if any].

NYMOX PHARMACEUTICAL CORPORATION

By:
Name:
Title:

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